Exhibit 10.1

January 8, 2008

Mr. Kenneth S. Goldman

Re:	Separation Agreement and Release

Dear Ken,

This letter (the “Letter Agreement”) summarizes our understanding regarding your termination of employment with Salary.com, Inc. (“Salary.com”). December 31, 2007 will be the date on which your employment with Salary.com will terminate (the “Termination Date”). As of the Termination Date, your salary, vacation accrual and all other benefits and compensation of every kind or nature from Salary.com will cease except as required by federal or state law, or otherwise set forth below. You acknowledge that from and after the Termination Date, you shall have no authority to represent yourself as an employee or agent of Salary.com, and you agree not to represent yourself in the future as an employee or agent of Salary.com. You will remain a member of the Board of Directors of Salary.com until such time as you are requested to resign, whereupon you agree to promptly tender your resignation in writing.

1. Vacation Pay. You will be paid for all accrued and unused vacation time through the Termination Date. The vacation pay will be paid to you by check on the Termination Date.

2. Consideration. In consideration of the promises agreed to by you in this Letter Agreement (including your agreement not to bring any suit or action against Salary.com as described in the General Release of Claims section, below), Salary.com will (a) as described in Section 3 below, pay you severance in an amount equal to the base salary you were receiving upon your termination for the twelve (12) month period (the “Severance Period”) from the Termination Date through December 31, 2008 for a total of $185,000 less applicable tax deductions, other withholdings required by law, and authorized deductions; and (b) accelerate the vesting on certain of your outstanding restricted stock awards as set forth in Section 4 below (collectively referred to as the “Severance Benefits”).

3. Severance Payment. Severance payments during the Severance Period will be made on a semi-monthly basis in accordance with Salary.com’s normal payroll cycle and process. You shall notify Salary.com in writing if you commence regular full-time employment with any person or entity at any time during the Severance Period in a position which provides annual base salary or wages of at least $150,000, in which event such severance payments will end and, within thirty (30) days after receipt of such notice, you will be granted shares of restricted stock with an aggregate value equal to the remaining unpaid portion of the severance payments. The number of shares which comprise such grant will be determined by the closing price of Salary.com’s common stock on the Nasdaq Stock Market on the trading day immediately preceding the date on which your new employment commences, and will vest on December 31, 2008. Payment of severance and issuance and vesting of such shares is subject to your continuing to abide by the terms and conditions hereof. Such payments and any obligation of Salary.com to issue you any shares of common stock and the vesting of such shares shall automatically cease and be forfeited if you violate any of the terms and conditions of this Letter Agreement.

4. Restricted Stock Acceleration. As of the Termination Date, the Company will accelerate the vesting of restricted stock award number 00365 such that an additional 7,000 shares will vest under such award on the Termination Date. As partial consideration for such accelerated vesting, you expressly agree that, notwithstanding that you have 9,446 stock options that are vested as of the Termination Date, you shall not exercise any of such stock options. You acknowledge and agree that you do not have now, and will not in the future have, rights to vest in any other restricted stock award or stock options under any stock incentive plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Salary.com other than as provided in Section 3, above, and in this Section 4.

5. General Release of Claims. In consideration of the Severance Benefits, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and discharge Salary.com, its past, present or future directors, officers, trustees, agents, attorneys, employees, representatives, parent corporations, affiliates, subsidiaries, successors and assigns (the “Released Parties”) from and with respect to any and all claims, demands, administrative charges, liabilities, actions, causes of action and suits whatsoever, in law or at equity, arising out of or in any way related to your employment relationship with Salary.com and/or its termination. You further covenant not to sue or file administrative charges against the Released Parties for any matter arising out of or in any way related to your employment relationship with Salary.com and/or its termination. Claims hereby released include, but are not limited to, claims brought pursuant to statutes (federal, state or local) or at common law, for discrimination (e.g., on the basis of age, race, religion, national origin, sex, sexual orientation, and disability), as well as claims for wrongful termination, payment of wages, and claims for attorneys’ fees and costs and/or other damages, whether known or unknown, suspected or unsuspected, which you now have, may have, or may have had against the Released Parties, or any of them, up to and including the Termination Date. The foregoing release and covenant not to sue shall not apply to any law, statute or regulation which prohibits a release of claims or a covenant not to sue, and shall not apply to any claims, demands, liabilities, actions, causes of action, or suits arising out of or related to this Letter Agreement, including but not limited to its breach and enforcement.

6. Indemnification. The Company acknowledges and agrees that it remains obligated to indemnify you and hold you harmless on the terms and to the extent provided in the Company’s Certificate of Incorporation, as amended, and the Company’s By-Laws, as amended, for the indemnification of officers, employees, and directors. In addition, the Company acknowledges and agrees that you shall continue to be covered under the Company’s directors and officers insurance policies with respect to the conduct and performance of your duties as an officer, employee, and/or director up to and including the Termination Date.

OWBPA. As required by the Older Workers Benefit Protection Act of 1990, you acknowledge:

7.	That you have been advised and given the opportunity to consult with your own counsel prior to signing this Letter Agreement.

8.	That you have been given up to 21 days from the receipt of this Letter Agreement to consider whether to sign it.

9.	That the claims you are releasing in this Letter Agreement include without limitation any and all claims under the Federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990.

10.	That you have been advised that even after you sign this Letter Agreement, you may revoke it within seven days of the date of your signing, by delivering a signed revocation notice to Salary.com’s Vice President of Human Resources.

11.	That this Agreement shall not become effective and in force until eight days after you sign it.

12.	That you will not be entitled to receive the Severance Benefits until after the 7-day revocation period has expired, and that, should you in fact revoke your acceptance, you will not be entitled to the Severance Benefits.

13. Cooperation. After the Termination Date you will make yourself reasonably available to the Company, either by telephone or, if the Company reasonably believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Termination Date. You further agree that you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees. The Company recognizes that after the Termination Date you will need to make efforts to obtain replacement employment and therefore agrees that in exercising its rights under the preceding two sentences it will make reasonable accommodations to those efforts. During the Severance Period, your assistance shall be provided to the Company without the requirement for the Company to provide you any additional consideration. Your assistance and cooperation shall include, without limitation, your being reasonably available to meet with the Company to prepare for any audit, review or proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other review or inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. Upon expiration of the Severance Period, the Company agrees that any requests for your assistance shall reasonably accommodate the needs of your employment at that time and that it will compensate you at the hourly rate of $250 for such assistance You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that you are aware is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, you will promptly notify the General Counsel of the Company of that fact in writing, but in no event later than 48 hours or immediately if you already have been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

14. Non-disparagement/Non-defamation. You agree that you will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Salary.com, including its employees, members of its board of directors, business, products/services, and customers. You further agree not to provide any non-public information with respect to Salary.com to any third party for any reason. Without limiting the foregoing, you agree to direct any inquiries regarding Salary.com from investors, prospective investors, analysts, investment bankers and the like to Salary.com’s Chief Financial Officer, and agree that you will not respond to any such inquiries.

15. Return of Property. All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing that have come into your possession or been produced by you in connection with your employment have been and remain the sole property of Salary.com. You confirm that you have returned to Salary.com all such items and no Severance Benefits will be provided to you until all such items are returned. You further confirm that you have returned or deleted any such items or copies thereof that may be stored on your home computer, cellular telephone or any other device or medium. You agree to comply with all Salary.com security policies regarding the return and/or destruction of all Salary.com items.

16. Confidentiality of Salary.com Information. You reaffirm the existence and validity of, and acknowledge that you are bound by the terms of the Employee Noncompetition, Nondisclosure and Developments Agreement between you and Salary.com dated January 9, 2006 which, among other things requires you to maintain the confidentiality of Salary.com information and not to compete with Salary.com for a specified period of time. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of Salary.com trade secrets and confidential and proprietary documents and information.

17. Confidentiality of Letter Agreement. Except as set forth in this Section 12, you agree to keep the existence, terms, and amount of this Letter Agreement completely confidential. You agree not to disclose the existence, terms, or amount of this Letter Agreement to any business or individual other than immediate family members, legal counsel, and/or a financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by the confidentiality obligations in this Section 12. You may disclose the existence, terms, and amount of this Letter Agreement to the extent required by lawful summons, subpoena, or other legal process or otherwise by law, or to the extent necessary to enforce your rights under this Letter Agreement, provided that, if you anticipate making such disclosure, you shall give at least five (5) days prior advance written notice to Salary.com’s General Counsel.

13. Settlement of Obligations. You must settle the outstanding personal obligations that you have with Salary.com which are listed in Attachment A hereto and ensure that all pending expense reports are reconciled no later than two weeks from your Termination Date. To the extent allowed by law, your outstanding obligations listed in Attachment A remaining after the date that is two weeks from your Termination Date will be deducted from any payments owed to you by Salary.com. Any expenses to be reimbursed by the company must be submitted no later than two weeks from your Termination Date otherwise they will not be eligible for reimbursement.

14. Unemployment Compensation. You agree that Salary.com has provided you with information regarding how to apply for unemployment benefits. Salary.com makes no representation regarding whether you are entitled to such benefits.

15. Settlement of Amounts Due. You agree that the payments and benefits mentioned in this Letter Agreement (along with payments/benefits previously provided to you by Salary.com) are the only payments and benefits you will receive in connection with your employment and its termination, and that they completely satisfy all liabilities of Salary.com to you arising prior to the date of this Letter Agreement, except for the Company’s obligation to pay you for any shares of common stock that were purchased by you upon the exercise of unvested stock options and which have not vested as of the Termination Date should the Company elect to exercise its repurchase option under your applicable stock option agreements.

16. Complete Binding Agreement; Construction; Governing Law; Modification. This Agreement, including the Employee Noncompetition, Nondisclosure and Developments Agreement referenced above, is intended by the parties as a final written expression of their agreement. All previous agreements or promises between Salary.com and you, with the exception of the Employee Noncompetition, Nondisclosure and Developments Agreement (which will remain in effect), are superseded and void. This Letter Agreement shall be binding upon and inure to the benefit of all the parties hereto and their respective heirs, successors and assigns. In the event of any dispute, this Letter Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Salary.com. This Letter Agreement will be governed by Massachusetts law, without giving effect to the principles of conflict of law. This Letter Agreement may be modified only by a written agreement signed by you and an authorized representative of Salary.com.

17. Severability. You and Salary.com hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. If any term or provision of this Agreement shall, to any extent, be found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

18. Opportunity to Review/Consult with Attorney. You acknowledge you are entering into this Letter Agreement voluntarily, not under duress or coercion and of your own free will. You acknowledge and agree that you have been offered 21 days in which to sign and return this agreement and up to seven days to revoke it after signature as required by the federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq. as amended by the Older Workers Benefit Protection Act and that you have not been coerced into signing it. In the event that you execute and return this Letter Agreement within less than 21 days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Letter Agreement for the entire 21 day period. You further agree that Salary.com informed you that you were free to consult with an attorney of your own choosing prior to executing this Letter Agreement.

The offer set forth in this letter will expire if not accepted by you within 21 days of the date of this Letter Agreement.

SALARY.COM, INC.

/s/ G. Kent Plunkett	January 8, 2008
By: G. Kent Plunkett	Date
President and CEO, Salary.com Inc.

EMPLOYEE

/s/ Kenneth S. Goldman	January 8, 2008
Kenneth S. Goldman	Date